EXHIBIT 10.1

September 30, 2004

HAND DELIVERED

John D. Dresel

Re: Offer Letter

We are pleased to confirm our offer of employment to you for the position of President and Chief Operating Officer of Tully’s Coffee Corporation (the “Company”). The terms and conditions of the Company’s offer are contained in the attached Tully’s Coffee Corporation Summary of Employment.

To indicate your acceptance of the Company’s offer, please sign and date this offer letter and the attached Summary of Employment. We look forward to having you join the Tully’s Coffee team.

Very truly yours,

Tully’s Coffee Corporation

/s/ Tom T. O’Keefe
Tom T. O’Keefe Chairman of the Board
I agree to and accept employment with Tully’s Coffee Corporation on the terms and conditions set forth in this offer letter and the attached Summary of Employment.
Date: October 1, 2004	/s/ John D. Dresel
John D. Dresel

Name:	John D. Dresel (“Employee”)

Position:	President, Chief Operating Officer

Reports To:	Board of Directors

Service Date:	Employee shall commence employment on October 1, 2004. During October 2004, Employee will be available to Tully’s Coffee Corporation (the “Company”) on a limited as-available basis. The Company acknowledges that Employee has other business and personal obligations during October 2004. Employee will provide his services on a full-time basis commencing November 1, 2004.

Responsibilities:	Responsibilities include leadership and management of all aspects of the business of the Company.

Base Salary:	Salary to begin November 1, 2004 at the annualized rate of $180,000 paid in arrears in accordance with the Company’s normal payroll practices (currently bi-weekly) and shall be reviewed every 90 days thereafter through October 31, 2005, and annually thereafter. Employee shall receive an annual performance appraisal.

Car Allowance:	$750.00/month beginning November 1, 2004 and subject to applicable tax withholdings.

Bonus Potential:	Employee shall be eligible for an annual bonus award (percentage of base salary) based on a Board approved EBITDA target for each fiscal year. The annual bonus award and payout is at the sole discretion of the Board. The payout targets will be as follows:

	% EBITDA (Achieved vs Target)	% Bonus (% Base Salary)
	Less than 100%	Discretionary: up to $45,000
	100%	50.0% payout
	125%	67.0% payout
	Greater than 125%	67.0% plus sliding scale

• Bonus subject to annual modification as determined by Compensation Committee and Board

Note: There will be a ratable calculation for bonus payout between EBITDA hurdles.

Paid Vacation:	3 weeks per year.

Benefits:	Participation in the Company’s employee benefits program (subject to plan requirements) including medical, dental, vision and death benefits, 401(k) plan, holidays and employee discounts.

TULLY’S COFFEE CORPORATION

SUMMARY OF EMPLOYMENT

(continued)

Options:	Employee shall receive the following non-qualified stock options, upon granting by the Board of Directors, subject to the vesting, exercise and other general terms and conditions contained in the Company’s 1994 Stock Option Plan (or its successor):

• 100,000 shares with an option price of $0.01 per share that vest 100% on 11/01/04;

• 100,000 shares with an option price of $0.01 per share that vest 100% on 11/01/05;

• 100,000 shares with an option price of $1.50 per share that vest 100% on 11/01/06;

• 100,000 shares with an option price of $2.00 per share that vest 100% on 11/01/07;

• 100,000 shares with an option price of $2.50 per share that vest 100% on 11/01/08;

Additional options may be granted from time to time by the Board based on Company and individual performance.

Severance:	Change in Control: In the event of Employee’s termination due to a change in control of the Company, 100% of any unvested stock options shall immediately vest and Employee shall receive cash compensation for one year in an amount equal to the total cash compensation paid or payable in the most recent calendar year ended, paid ratably during the year following termination due to a change of control. Following Employee’s third year of service, the cash compensation shall be for a two-year period, paid ratably over two years. As used herein, “change in control” shall mean either (a) a sale of substantially all of the assets of the Company to a third party other than as part of a transfer of said assets to an entity directly or indirectly controlled by existing Company shareholders holding a majority of the outstanding shares of the common voting stock of the Company; or (b) a sale of more than fifty percent (50%) of the outstanding voting stock of the Company to one or more third parties in a single transaction.

Termination without cause: Termination for cause shall include: (1) felony conviction, (2) Employee theft, fraud, or gross dishonesty (3) moral turpitude, (4) willful insubordination or (5) any action that is injurious to the Company’s reputation or business. Employee must sign the Company’s standard employee release document to receive severance. If Employee is terminated without cause prior to November 1, 2005, he shall receive severance equal to six months of salary, paid ratably over six months (currently bi-weekly) and the 100,000 shares of stock options that would have vested on November 1, 2005 shall vest at such date of termination. After October 31, 2005, if Employee is terminated without cause he shall receive one year of severance, paid ratably over the year in accordance in accordance with the Company’s normal payroll practices and shall vest in any stock options that would have vested as of the next November 1 vesting date.

Term:	Employment may be terminated by either Employee or the Company on 30 days written notice, subject to the applicable severance provisions as outlined above.

Other:	Employee is subject to the Company’s standard Confidentiality Agreement and the Tully’s Code of Business Conduct.